Exhibit 99.1

VERIDIUM ANNOUNCES TERMINATION OF ACQUISITION AGREEMENT

Paterson, New Jersey, September 2 2005 - Veridium Corporation ("Veridium") (OTCBB: VRDM) today announced the termination of its agreement to acquire the assets of Marshall Environmental Group, Inc. ("Marshall") after the completion of due diligence.

"We are in the early stages of implementing a plan to revitalize the Veridium business model," said Kevin Kreisler, Veridium's chairman. "Veridium hopes to focus on acquisitions moving forward that are more in line with its founding mission - the recycling of industrial wastes, but in ways that meet the changed needs of the industrial markets. We hope to be in a position to provide our shareholders with further updates on our efforts here in the beginning of the fourth quarter."

About Veridium Corporation

Veridium is an environmental management company providing a variety of services to a broad client base in both the private and public sectors with a specialization in the recycling and reuse of industrial hazardous wastes. Additional information on Veridium and its business model is available online at www.veridium.com.

Approximately 55% of the capital stock of Veridium is owned by GreenShift Corporation (OTC Bulletin Board: GSHF), a business development corporation whose mission is to develop and support companies and technologies that facilitate the efficient use of natural resources and contribute to the resolution of environmental challenges.

Safe Harbor Statement

The foregoing discussion contains forward-looking statements that are based on current expectations. Actual results, including the timing and amount of anticipated revenues, any implications with respect to shareholder wealth, or Veridium's ability to scale its operations, may differ due to such factors as: regulatory delays; dealings with governmental and foreign entities; economic and other conditions affecting the financial ability of actual and prospective clients; and, other risks generally affecting the financing of projects. Additional risks associated with Veridium's business can be found in Veridium's Annual Report on Form 10KSB for the year ended December 31, 2004, and other periodic filings with the SEC. Veridium trades on the over-the-counter bulletin board maintained by the NASD under the symbol VRDM.